Exhibit 99.1

FOR IMMEDIATE RELEASE

Thomas F. Helms, Jr. of Turning Point Brands Retires After 31 Years of Service

LOUISVILLE, KY. (September 24, 2019) - Turning Point Brands, Inc. (NYSE: TPB), a leading provider of Other Tobacco Products (“OTP”) and adult consumer alternatives, announced that Thomas F. Helms, Jr. retires as the non-executive Chairman of the Board and director of the company after 31 years of service. There were no disagreements between Mr. Helms and TPB.

Thomas F. Helms, Jr., age 79, founded the predecessors to TPB in 1988, served as Chief Executive Officer from 1988 to 2005, as Executive Chairman from 2005 to 2016, and as Non-executive Chairman of the Board of Directors from 2016 to 2019.

During Mr. Helms tenure TPB acquired the chew business of Lorillard, Inc., the North American rights to the iconic Zig-Zag brand, the fast growing Stoker’s brand, and several businesses focused on emerging alternative actives. In his role as Executive Chairman Mr. Helms oversaw the Company’s successful IPO and New York Stock Exchange listing in 2016. TPB’s industry leading Quality Assurance Lab was dedicated to Mr. Helms in 1992.

“I want to personally thank Tom on behalf of the Company, its hundreds of employees and millions of customers. His vision to provide adult consumers with a broad range of reduced harm products was truly ahead of its time,” said Larry Wexler, President and CEO of TPB.

Mr. Helms noted, “I worked hard over the years to not only grown iconic brands, but to build a best in class management team to lead the Company into the future. I am confident that Larry and his talented management team are uniquely qualified to capitalize on enormous opportunities in the Company’s rapidly evolving markets.”

Following Mr. Helms resignation on September 20, 2019, the Board of Directors of the Company, following a recommendation by the Company’s Nominating and Corporate Governance Committee, elected David Glazek, a current director, as Chairman of the Board.

Contact:
Robert Lavan, Senior Vice President, CFO
ir@tpbi.com (502) 774-9238

Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238